Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into effective as of this 25th day of August, 2021 (the “Execution Date”), by and between NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability and registration number 115769 having its office at 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478 (“Seller Parent”), NOBLE DRILLING (TVL) LTD., an exempted company incorporated in the Cayman Islands with limited liability and registration number CR-79496 (“Noble Drilling”), NOBLE SA LIMITED, an exempted company incorporated in the Cayman Islands with limited liability and registration number MC-318246 (“Noble SA”), NOBLE RIG HOLDING 1 LIMITED, an exempted company incorporated in the Cayman Islands with limited liability and registration number MC-341232 (“Noble Holding 1”), and NOBLE RIG HOLDING 2 LIMITED, an exempted company incorporated in the Cayman Islands with limited liability and registration number MC-345555 (“Noble Holding 2” and, collectively with Noble Drilling, Noble SA and Noble Holding 1, the “Selling Entities”), and NOBLE DRILLING ARABIA CO. LTD., a limited company formed under the laws of Saudi Arabia with registration number 2051014009 (“Contract Assignor” and, collectively with Seller Parent and the Selling Entities, the “Noble Parties” and each a “Noble Party”), and ADES INTERNATIONAL HOLDING LIMITED, a company incorporated in DIFC, UAE with license number CL2175 and its registered office at Unit 517, Level 5, Index Tower, P.O. Box 507118, DIFC Dubai, UAE (“Buyer”). Buyer, Seller Parent, Contract Assignor and the Selling Entities may be referred to herein individually as a “Party” and collectively as the “Parties.” For purposes of this Agreement, (a) the term “Affiliates” shall mean with respect to any Party hereto, any other company or legal entity which (i) is owned or controlled by such Party, (ii) owns or controls such Party, or (iii) is under common ownership or control of such Party; and (b) the term “Designated Affiliates” means the Affiliates of Buyer formed (or to be formed) and to be nominated by Buyer prior to Closing (or Delayed Rig Closing, as applicable) as either the purchaser of any Rig or the party that will assume rights and/or certain obligations under any of the Drilling Contracts or Material Contracts (as hereafter defined).

WHEREAS, the Noble Parties desire to (i) sell to Buyer (or a Designated Affiliate), and Buyer (or a Designated Affiliate) desires to purchase from the Selling Entities, pursuant to the terms and conditions of this Agreement, the jackup drilling rigs and related assets identified in Exhibit A-1 (the “Rigs”), together with everything onboard or onshore in the Kingdom of Saudi Arabia relating solely to such Rigs, and the related assets in Dubai, UAE described in Exhibit A-2 attached hereto, except for those spare parts and consumable materials that were consumed subsequent to the Execution Date for the operation or maintenance of each Rig in the Ordinary Course (as hereinafter defined) and which the Noble Parties are not under an obligation to replenish or replace prior to the Closing in accordance with Article 4 (collectively with the Rigs, the “Assets”), and (ii) novate, transfer and assign to Buyer (or a Designated Affiliate), and Buyer desires to assume (or cause a Designated Affiliate to assume) and thereafter have the benefit of and perform the rights and obligations under the Drilling Contracts (as defined hereafter).

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, and of the warranties, representations and payments herein set forth and provided for, the Parties hereby agree as follows:

1.	SALE AND PURCHASE

Each of the Selling Entities hereby agrees to sell, and Seller Parent agrees to cause the Selling Entities to sell, the Assets to Buyer (or its Designated Affiliates), and Buyer hereby agrees to purchase (or cause a Designated Affiliate to purchase) the Assets from each of the Selling Entities upon the terms and conditions set forth in this Agreement.

2.	CONSIDERATION

2.1 Sale Price. Subject to the terms hereof, including the adjustment set forth in Section 2.5 below, the purchase price for the Assets is TWO HUNDRED AND NINETY-TWO MILLION AND FOUR HUNDRED AND FIFTEEN THOUSAND UNITED STATES DOLLARS (US$292,415,000) (the “Purchase Price”) which shall be paid as provided in Sections 2.2 and 2.3.

The Purchase Price shall be allocated among the Assets as set forth on Exhibit B (the “Allocation Schedule”). The value allocated to a Rig and the assets related thereto pursuant to Exhibit B is referred to in this Agreement as the “Allocated Value” of such Rig. Each of the Noble Parties and Buyer shall (a) be bound by the Allocation Schedule for purposes of determining taxes related to the transfer of the Assets, (b) prepare and file, or cause to be prepared and filed, its tax returns on a basis consistent with such Allocation Schedule and (c) take no position, or cause no position to be taken, inconsistent with such Allocation Schedule on any applicable tax return, in any proceeding before any governmental authority, in any report made for tax purposes, in any tax litigation, or otherwise with respect to any tax. If the Allocation Schedule is disputed by any governmental authority, the Party receiving notice of such dispute will promptly notify the other Parties concerning the existence and resolution of such dispute and the Parties agree to use their commercially reasonable efforts to defend such Allocation Schedule in such dispute. The Parties acknowledge that the Allocation Schedule shall not be binding in relation to claims, disputes or proceedings other than those within the scope of this Section 2.1 or Section 2.3(b).

2.2 Deposit. Upon execution of this Agreement and simultaneously therewith, the Parties shall enter into an escrow agreement with U.S. Bank National Association (the “Escrow Agent”) substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”). Simultaneously with the execution and delivery of the Escrow Agreement (excluding any bank delays not attributable to Buyer), Buyer shall (on behalf of itself and its Designated Affiliates) initiate a wire transfer into the escrow account set up by the Escrow Agent for 10% of the Purchase Price amounting to TWENTY-NINE MILLION TWO HUNDRED AND FORTY ONE THOUSAND FIVE HUNDRED UNITED STATES DOLLARS (US$29,241,500) (such amount, together with all interest earned thereon, the “Deposit”). The Deposit shall be held pursuant to the terms of the Escrow Agreement. The Parties shall equally share the costs, fees, expenses and liabilities owed to the Escrow Agent which are incurred under the Escrow Agreement (other than if and to the extent such costs, fees, expenses and liabilities have resulted from a breach by a Party (or its Affiliate) of its obligations under the Escrow Agreement or this Agreement). Accordingly, to the extent any such costs, fees, expenses and liabilities are deducted from the Deposit each Party shall make any balancing payment to the other Party as required to make these costs, fees, expenses and liabilities shared equally.

2.3 Closing.

(a)

The closing of the purchase and sale of not less than three of the Rigs (the “Closing”), which Rigs shall not be Delayed Rigs or Rigs that have become a Total Loss (as such terms are hereinafter defined) (“Available Rigs”), and the other Assets related thereto, shall occur on a business day on which banks are open for business in the United States, the Kingdom of Saudi Arabia, England, the United Arab Emirates and in Egypt (“Business Day”) as soon as practicable, and in any event not more than 7 days following satisfaction or waiver of the conditions precedent in Article 5 relevant to such Available Rigs and other Assets (the “Closing Date”), which date shall not be more than 90 days after the Execution Date (the “Outside Closing Date”), unless otherwise agreed upon by the Parties. The Closing shall take place at the offices of Baker Botts L.L.P. in London, England, or at another location to be agreed upon by the Parties, at 1300 hours, London Time, or at such other time on such date as agreed upon by the Parties.

(b)

In a case where there has been no Total Loss (as hereinafter defined) of a Rig prior to Closing, at the Closing, (i) Buyer (on behalf of itself and its Designated Affiliates) shall pay to Seller Account an amount equal to the Allocable Share of the Purchase Price less the Allocable Share of the Deposit (the “Closing Payment”), and (ii) the Parties shall instruct the Escrow Agent to release the Allocable Share of the Deposit from the escrow account to Seller Parent. For purposes of this Agreement, the “Allocable Share” means 100% if the Closing includes all four of the Rigs and 75% if the Closing includes only three of the Rigs, and the “Deposit Balance” means any balance of the Deposit remaining in escrow after the Closing. If the Noble Parties are ready, willing and able to proceed with Closing but Buyer does not pay the Closing Payment and/or does not authorize the disbursement of the Deposit in escrow as required herein, Seller Parent shall be entitled to the remedies provided to it under Article 8. Buyer may in its discretion pay the Closing Payment via the Escrow Agent but if it chooses to do so such amount shall be held by the Escrow Agent separately from the Deposit and solely to order of Buyer. In the case where there has been a Total Loss of a Rig prior to Closing, at the Closing (i) the Parties shall instruct the Escrow Agent to release the entire Deposit from the escrow account to Seller Parent and (ii) Buyer shall pay to Seller Account an amount equal to 75% of the Purchase Price less the total amount of the Deposit.

(c)

If a Delayed Rig is excluded from the Closing and has not become a Total Loss, the closing of the purchase and sale of the Delayed Rig (the “Delayed Rig Closing”) shall occur on a Business Day as soon as practicable, and in any event not more than 7 days following satisfaction or waiver of the conditions precedent in Article 5 relevant to such Delayed Rig and completion of the Repair Work (as hereinafter defined) (the “Delayed Rig Closing Date”), which date shall not be more than 30 days after the Outside Closing Date (the “Extended Outside Closing Date”), unless otherwise agreed upon by the Parties. The Delayed Rig Closing shall take place at the offices of Baker Botts L.L.P. in London, England, or at another location to be agreed upon by the Parties, at 1300 hours, London Time, or at such other time on such date as agreed upon by the Parties.

(d)

At the Delayed Rig Closing, (i) Buyer (on behalf of itself and its Designated Affiliate) shall pay to Seller Account an amount equal to the balance of the Purchase Price not paid to the Noble Parties at the Closing less the Deposit Balance (the “Delayed Rig Closing Payment”) and (ii) Seller Parent and Buyer shall instruct the Escrow Agent to release the Deposit Balance from the escrow account to Seller Parent. If the relevant Selling Entity is ready, willing and able to proceed with Delayed Rig Closing but Buyer does not pay the Delayed Rig Closing Payment and/or does not authorize the disbursement of the Deposit Balance as required herein, Seller Parent shall be entitled to the remedies provided to it under Article 8. Buyer may in its discretion pay the Delayed Rig Closing Payment via the Escrow Agent but if it chooses to do so such amount shall be held by the Escrow Agent separately from the Deposit Balance and solely to order of Buyer.

(e)

Delivery of the Rigs shall be at their respective current locations unless another delivery location is agreed upon by the Parties or Saudi Arabian Oil Company (“Saudi Aramco”) has required the Rig to be at a different location to perform the Drilling Contract for such Rig (in which case delivery shall be at such other location). The delivery of each Rig shall include all of the other Assets related exclusively to such Rig; provided always that items of the nature referred to in Exhibits A-1 and A-2 which are not on board the Rigs shall be delivered to Buyer or its Designated Affiliate on the Closing Date (or the Delayed Rig Closing Date, as the case may be) at the location of such items on the Closing Date (or Delayed Rig Closing Date, as the case may be), provided that such location is either (i) a Rig, (ii) the shore-base facility of Contract Assignor at Al Khobar, Saudi Arabia, or (iii) the location referred to in Exhibit A-2.

(f)

The Parties agree that if the performance by a Party of its obligations under this Agreement (including satisfaction of the conditions precedent to Closing due to be satisfied under Article 5) is prevented or delayed due to any event outside the reasonable control of such Party (the “Affected Party”), including any acts of God, fire, explosion, flood, unusually severe or abnormal weather, riots or other civil disturbances, wars, acts of terrorism, actions of governments, compliance with any law or request of any governmental authority, strikes, lockouts or other labor difficulties (other than strikes, lockouts or other labor difficulties involving only the workforce of the Affected Party), failure of usual sources of raw materials or other sources of supply, failure of computer systems to operate properly, destruction or loss of electronic records or data, any necessity not to operate, or to reduce operation of, equipment in order to protect the safety of people or to protect the environment, epidemic, pandemic or disease outbreak (including the COVID-19 virus) and similar force majeure events, then provided the Affected Party is using commercially reasonable efforts to mitigate the effect of any delay caused by such event the Outside Closing Date shall be extended for a period equal to the delay caused by such event by such Affected Party serving a notice in writing on the other Party giving details of the event and its expected duration and provided always that the Outside Closing Date shall never be delayed by an aggregate total of more than 45 days as a result of all such events and the Extended Outside Closing Date shall never be delayed by an aggregate total of more than 45 days as a result of all such events. A notice given by an Affected Party to extend the Outside Closing Date pursuant to this Section 2.3(f) shall only be effective if it is served within five (5) Business Days of the commencement of the relevant event and if a further notice confirming the end of the event and the delay to the Outside Closing Date (or the Extended Outside Closing Date, as the case may be) claimed is served by the Affected Party on the other Party within five (5) Business Days of the end of the relevant event. If the other Party has not objected to the extension to the Outside Closing Date (or the Extended Outside Closing Date, as the case may be) claimed within five (5) Business Days of its receipt of this later notice such extension shall be deemed accepted and shall apply.

(g)

Notwithstanding anything to the contrary herein, if following the Execution Date there is an actual total casualty loss, a constructive total casualty loss or a compromised total casualty loss (collectively, a “Total Loss”) of one, but not more than one, Rig prior to it being conveyed to Buyer, including by physical damage or by seizure or arrest, forced sale or other involuntary transfer whether by a governmental entity or other Person, then Seller Parent shall promptly deliver written notice to Buyer describing such Total Loss in reasonable detail. With respect to a Rig that becomes a Total Loss,

(i)	such Rig and the other Assets related exclusively thereto shall be excluded from the definition of Assets for all purposes under this Agreement and shall not be sold or assigned to Buyer,

(ii)	the Drilling Contract related to such Rig (and any Material Contract related to such Rig) shall not be novated to or assumed by Buyer,

(iii)	no rig-based personnel related to such Rig shall be an “Available Employee” for the purposes of Section 4.7, and

(iv)

neither Buyer on the one hand, nor the Noble Parties on the other hand, shall have any further obligation or liability to the other with respect to such Rig and such other related Assets, Drilling Contract, Material Contracts and personnel.

(h)

If during the period between the Execution Date and the Closing Date a Rig suffers physical loss or damage that is not a Total Loss due to any event outside the reasonable control of the Noble Parties (a “Partial Loss”), then the terms of this Section 2.3(h) shall apply.

(i)

Seller Parent promptly shall provide to Buyer a written notice describing such Partial Loss, which notice shall describe in reasonable detail such Partial Loss. Promptly after the occurrence of a Partial Loss, Seller Parent and the relevant Selling Entity shall provide Buyer with reasonable access to the damaged Rig in order to inspect and evaluate the magnitude of the damage and to monitor and inspect repairs.

(ii)

the relevant Noble Parties shall use commercially reasonable efforts to perform and complete the repair work necessary to remedy the Partial Loss (the “Repair Work”) as promptly as practicable at the Noble Parties’ sole expense. If such repairs are not completed by the Closing Date,

(A)	such Rig shall be deemed a “Delayed Rig” for purposes of this Agreement,

(B)	the Closing shall not occur unless and until there are at least three Available Rigs,

(C)

if there are at least three Available Rigs, the Closing shall proceed in accordance with Section 2.3(a) with respect to the Available Rigs and the other Assets and Drilling Contracts related thereto and the conditions precedent in Article 5 shall be applied at the Closing to only the Rigs and other Assets, Drilling Contracts and Material Contracts that are the subject of the Closing,

(D)	the Drilling Contract associated with such Delayed Rig shall not be novated to or assumed by Buyer at the Closing, and

(E)

so long as the Delayed Rig does not become a Total Loss, the Delayed Rig Closing with respect to such Rig, the other Assets related exclusively thereto and the related Drilling Contract and Material Contracts shall proceed in accordance with Section 2.3(c) with respect to the Delayed Rig and the other Assets, Drilling Contract and Material Contracts related thereto and the conditions precedent in Article 5 shall be applied at the Delayed Rig Closing to only the Delayed Rig and other Assets, Drilling Contract and Material Contracts that are the subject of the Delayed Rig Closing.

(iii)	The Parties agree that,

(A)

loss or damage to a Rig shall be considered a “De Minimis Loss” and not a Partial Loss hereunder, and no Repair Work or other repairs shall be required unless (x) the aggregate costs to repair such loss or damage are reasonably likely to equal US$100,000 or more or (y) such loss or damage causes, or is reasonably likely to cause, two (2) days or more of downtime with respect to such Rig,

(B)	fair wear and tear shall not constitute loss or damage, and

(C)

for purposes of determining whether a Rig meets the Inspection Condition (as hereinafter defined) at the Closing or Delayed Rig Closing, as the case may be, De Minimis Loss shall be considered “fair wear and tear.”

2.4 Wire Instructions. All payments to the Noble Parties hereunder are to be made in US Dollars in immediately available funds wired to Seller Parent to a bank account of Seller Parent identified in writing by Seller Parent to Buyer at least three (3) Business Days in advance of the Closing Date (or the Delayed Rig Closing Date, as the case may be) (the “Seller Account”).

2.5 Purchase Price Adjustment. In the event that after the Execution Date and before the Closing Date (or the Delayed Rig Closing Date in the case of a Drilling Contract related to a Delayed Rig), the Noble Parties receives formal written notice from Saudi Aramco that one or more Drilling Contracts will be suspended for a period of more than three (3) months, but less than one year, the Purchase Price shall be reduced by an amount equal to the aggregate of the product of (A) the number of days of such suspension multiplied by (B) the “Daily Amount” for such Drilling Contract as set forth in Schedule 7.2(b); for each affected Rig.

3.	REPRESENTATIONS, WARRANTIES AND WAIVERS

3.1 Buyer hereby represents, warrants and covenants to the Noble Parties the following as of the date hereof and as of the Closing Date, or, with respect to a Delayed Rig, the Delayed Rig Closing Date:

(a)	All necessary corporate action of Buyer has been taken to duly authorize the transactions contemplated by, and to execute and deliver the documents provided under, this Agreement;

(b)	Buyer has sufficient funds available, or written commitments from financing sources, to pay the Purchase Price and consummate the transactions contemplated by this Agreement;

(c)	Buyer is duly incorporated and validly existing under the laws of the DIFC and has full legal right, power and authority to enter into this Agreement;

(d)

Buyer has full legal right, power and authority to perform its obligations hereunder, subject to the consent and approval from Saudi Aramco to novate the Drilling Contracts (as defined hereafter) and subject to the KSA Antitrust Approval being obtained (as hereinafter defined);

(e)

Except for the fees and expenses payable to Clarksons Platou, no broker, investment banker, or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Buyer or any of its Affiliates; and

(f)	The execution and delivery of this Agreement, and completion of all transactions herein contemplated, does not:

(i)

Conflict with, violate, result in a material breach or right of termination or acceleration, or require any consent or authorization (or relieve any Person of any obligation) under any other terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent or other undertaking or authorization, written or oral, to or by which Buyer is a party or is bound;

(ii)	Conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of the certificate of incorporation, bylaws or equivalent governing documents of Buyer;

(iii)

Result in a material violation by Buyer of any law, government authorisation, judgment, order (including executive order), award, writ, injunction or decree applicable to, or binding upon, Buyer assuming (i) all consents and approvals referred to in Section 3.1(d) are obtained; and (ii) all consents and approvals required to be obtained by the Noble Parties are obtained; or

(iv)	Require Buyer (or any of its Affiliates) to obtain any approval from any governmental authority, other than as referred to in Section 3.1(d).

3.2 The Noble Parties hereby represent, warrant and covenant to Buyer (and each of its Designated Affiliates) the following as of the date hereof and as of the Closing Date, or, with respect to a Delayed Rig, the Delayed Rig Closing Date:

(a)

Each of the Selling Entities is the legal and beneficial owner of the Rig and Assets referred to as being owned by it in Exhibit A-1 and A-2, which are sold with full title guarantee and the Rigs and Assets will be free and clear of any lien, maritime lien, charge, debts, claims, mortgage, security interest, servitude, easement, right of way, covenant, equitable interest, license, lease, option, pledge, hypothecation, preference, priority, right of first refusal, right to acquire, condition, limitation or restriction, trust arrangement or title retention and of any other arrangement in any jurisdiction having the effect of constituting security or preference or rights in rem or to arrest and any agreement to create any of the foregoing (collectively, “Liens”) at Closing or Delayed Rig Closing, as the case may be; provided, however, that each of the Rigs is the subject of a (i) Drilling Contract and (ii) bareboat charter agreement between the relevant Selling Entity and Contract Assignor, which bareboat charter agreement will be terminated at the Closing (or Delayed Rig Closing, as applicable);

(b)	All necessary corporate action of the Noble Parties has been taken to duly authorize the transactions contemplated by, and to execute and deliver the documents provided under, this Agreement;

(c)	Each of the Noble Parties is duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full legal right, power and authority to enter into this Agreement;

(d)

Each of the Noble Parties has full legal right, power and authority to perform its obligations hereunder, subject to the consent and approval from Saudi Aramco to novate the Drilling Contracts and subject to the KSA Antitrust Approval being obtained;

(e)

Except for the fees and expenses payable to Clarksons Platou, no broker, investment banker, or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of any Noble Party or any of their Affiliates;

(f)	The execution and delivery of this Agreement, and completion of all transactions herein contemplated, does not:

(i)

Conflict with, violate, result in a material breach or right of termination or acceleration, or require any consent or authorization (or relieve any Person of any obligation) under any other terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent or other undertaking or authorization, written or oral, to or by which any of the Noble Parties is a party or is bound including without limitation each of the Drilling Contracts and the Material Contracts, except that the consent to novation is required (A) from Saudi Aramco under the Drilling Contracts and (B) the relevant counterparty under certain Material Contracts;

(ii)

Conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of the certificate of incorporation, bylaws or equivalent governing documents of any of the Noble Parties;

(iii)

Result in a material violation by any of the Noble Parties of any law, government authorisation, judgment, order (including executive order), award, writ, injunction or decree applicable to, or binding upon, any such Noble Parties; or

(iv)	Require any of the Noble Parties to obtain any approval from any governmental authority, other than as referred to in Section 3.2(d);

(g)

The Rigs are in the Inspection Condition and to the Knowledge of the Noble Parties there has not been any incident involving the Rigs or damage which has occurred to the Rigs after the date of Buyer’s inspection referred to in Section 5.1(e) that would cause the Rigs not to be in the Inspection Condition;

(h)

The copies of the Drilling Contracts (defined below) provided by the Noble Parties to Buyer in the electronic data room established by the Noble Parties prior to the Execution Date (i) are true and complete copies thereof; (ii) have not been modified or amended; and (iii) represent, as of the execution of this Agreement, the entire agreement between any of the Noble Parties (or any Affiliate of Seller Parent as required) and Saudi Aramco in relation to the supply of the Rigs for drilling services by the Noble Parties (or any such Affiliate) to Saudi Aramco;

(i)

Exhibit D sets forth certain contracts relating to the operation or use of the Rigs entered into by any of the Noble Parties (or their Affiliates) in the Ordinary Course (collectively, the “Material Contracts”). The copies of the Material Contracts provided by the Noble Parties to Buyer in the electronic data room established by the Noble Parties prior to the Execution Date (i) are true and complete copies thereof; (ii) have not been modified or amended; and (iii) represent, as of the execution of this Agreement, the entire agreement between any of the Noble Parties (or any Affiliate of Seller Parent as required) and the counterparty to such Material Contract in relation to the subject matter of such Material Contract;

(j)

Except as set forth in Schedule 3.2(j), the Noble Parties as are a party to each Drilling Contract or Material Contract (or such of their Affiliates as are parties) are not in breach or default under such Drilling Contract or Material Contract in any material respect and to the Knowledge of the Noble Parties (i) no other party to a Drilling Contract or Material Contract is in breach or default under such Drilling Contract or Material Contract in any material respect and (ii) no event has occurred which, with the giving of notice and/or lapse of time is likely to constitute or result in in any material breach or default by any of the Noble Parties or any counterparty of any Drilling Contract or Material Contract. To the Knowledge of the Noble Parties, no party to any Drilling Contract or Material Contract has given notice of its intention to terminate or has sought to repudiate or disclaim, such contract or any material obligation thereunder;

(k)

No Material Contract provides for the payment of any commission or similar compensation to any Person on the entry into or termination of any contract for drilling services in connection with the operation of the Rigs. “Person” means an individual or an entity, including a corporation, limited liability or other company, joint venture, partnership, trust, association or other business or investment entity, or any governmental authority;

(l)

Since May 1, 2021 (i) the operation of the Rigs has been carried out and conducted in the Ordinary Course; and (ii) there has not been any Material Adverse Effect. “Ordinary Course” means the ordinary and usual course of the business of the Noble Parties (and their Affiliates) of owning and operating the Rigs and providing oil and gas contract drilling services consistent with past practices in all material respects, including without limitation as such ownership and operation relates to (A) the operation, inspection, repair and maintenance of the Rigs (and the replenishment, replacement and refurbishment of Rig inventory, spare parts and consumable materials) pursuant to ongoing maintenance programs and manuals (as provided to Buyer prior to the date of this Agreement) and (B) the payment for all goods and services supplied (under purchase orders or otherwise) in respect of the Rigs in accordance with the contractual terms of supply; provided, however, that Ordinary Course shall not require the Noble Parties to take any action to repair De Minimis Loss. “Material Adverse Effect” means any event, change, circumstance, effect or other matter occurring since the Execution Date that has had (or can reasonably be expected to have) a material adverse effect on (a) the ownership or operation of (or ability to operate) the Rigs (in the manner the Rigs are owned and operated by the Noble Parties) in the Ordinary Course; or (b) the continuance of the Drilling Contracts (other than a Drilling Contract performed by a Rig that has become a Total Loss); provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (A) any occurrence, condition, change, event or effect resulting from changes in general economic or financial market conditions after the date hereof; (B) any occurrence, condition, change, event or effect after the date hereof that affects the offshore drilling industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the offshore drilling industry generally) unless under either (A) or (B) such occurrence, condition, change, event or effect affects the business of owning and operating the Rigs under the Drilling Contracts in any manner or degree significantly different than the industry as a whole; (C) actions taken by Buyer or any of its Affiliates unless required pursuant to this Agreement, (D) any damage to or loss of a single Rig (including a Partial Loss or Total Loss) or (E) the inability of Buyer or its Affiliates to secure any contract to perform drilling services with respect to any high pressure gas well. For the avoidance of doubt it is agreed that each of the following shall be a Material Adverse Effect (save for the termination of a Drilling Contract caused by the Total Loss of the Rig that is contracted under that Drilling Contract) (i) the termination of a Drilling Contract before the date on which such Drilling Contract is currently due to terminate (assuming no further options to extend are exercised), (ii) Seller Parent’s receipt of, after the Execution Date but prior to Closing, a formal notice from Saudi Aramco that one or more Drilling Contracts will be suspended for a period of at least one year and (iii) the day rate under a Drilling Contract (for oil operations, if more than one day rate is specified in the relevant Drilling Contract) in effect on the Execution Date (the “Day Rate”) is reduced, and as a result, the sum of the Day Rates for all the Rigs (excluding any Rig that has become a Total Loss) following such reduction is less than 95% of the sum of the Day Rates for all such Rigs.

(m)

Each of the Rigs has been temporarily imported into the Kingdom of Saudi Arabia in accordance with applicable law and all required customs and other duties payable as a result of such importation have been paid;

(n)

Since August 25, 2019, the Rigs have been operated by the Noble Parties (or their Affiliates) in compliance in all material respects with (a) all Environmental Laws and (b) all governmental authorizations required for each Noble Party under Environmental Laws to own and operate the Rigs; and during such operation no event has occurred, is ongoing, or to the Knowledge of the Noble Parties is likely to arise, which constitutes (or is reasonably likely to constitute or result in) a material breach of such Environmental Laws or such related governmental authorizations. None of the Noble Parties has received any written notice stating that the ownership or operation of the Rigs is currently in violation of any Environmental Law. No Proceeding is pending or, to the Knowledge of the Noble Parties, threatened in writing against any Noble Party that alleges a violation by any Noble Party of any applicable Environmental Laws. The Noble Parties have not received any enforcement, prohibition, stop remediation, improvement or any other notice from or been subject to any sanction imposed by any governmental authority in respect of any Environmental Laws relating to the ownership or operation of the Rigs. For the purposes of this Agreement (i) “Environmental Laws” means any law applicable to the operation of the Rigs concerning the treatment, disposal, emission, discharge, release or threatened release of hazardous material, the protection of the environment or the health and safety of any Person; (ii) “Proceedings” means any action, mediation, arbitration, investigation, litigation, enforcement proceeding or suit commenced, brought by or before, or otherwise involving, any governmental authority, court, tribunal, department board, agency or arbitrator; and (iii) “Knowledge of the Noble Parties” means the actual knowledge or belief of the individuals listed on Exhibit E, who shall have no duty to conduct any investigation or inquiry, other than as to the matters covered by a representation or warranty in this Section 3.2 that is qualified by Knowledge, a reasonable inquiry of the actual knowledge of lawyers at Baker Botts L.L.P. (which is the only law firm that has devoted substantive attention on behalf of the Noble Parties to this Agreement and the transactions contemplated hereby), who have devoted substantive attention to the matter and who have been in direct communication with the Noble Parties;

(o)

Each Noble Party has been and is in material compliance with all governmental authorizations that are necessary for them to own and operate the Rigs in the manner in which they are currently owned and operated, and to the Knowledge of the Noble Parties, such governmental authorizations are valid and in full force and effect;

(p)

There is no Proceeding (which, for the avoidance of doubt, includes employee-related Proceedings) currently outstanding, pending or, to the Knowledge of the Noble Parties, threatened in writing against any Noble Party with respect to the ownership and operation of the Rigs or which questions or challenges the validity of this Agreement or the transactions contemplated by this Agreement or that may prevent, delay, or make illegal, the ability of the Noble Parties to consummate the transactions contemplated by this Agreement.

(q)

Since August 25, 2019, the ownership and operation of the Rigs by each Noble Party has been carried out in material compliance with all applicable laws and any final and non-appealable judgment applicable to any Noble Party. Each of the Noble Parties is in material compliance with all applicable anti-corruption laws relating to the ownership and operation of the Rigs. There is no Proceeding currently outstanding, pending or, to the Knowledge of the Noble Parties, threatened in writing against any of the Noble Parties with respect to anti-corruption laws. None of the Noble Parties has agreed to undertake any action or has given any commitment to any governmental authority with respect to the enforcement of anti-corruption laws, in each case as it relates to the ownership and operation of the Rigs.

4.	CERTAIN COVENANTS

4.1 Buyer shall obtain title to and assume the risk of loss for the Assets immediately upon the Closing (or the Delayed Rig Closing, if applicable, with respect to the Delayed Rig and the other Assets conveyed thereat) but at all times up to the Closing (or the Delayed Rig Closing, as applicable) the Assets shall remain at the risk of the Noble Parties. As used in this Article 4, the term “Closing” shall in respect of any Delayed Rig be deemed to also refer to the Delayed Rig Closing and “Closing Date” shall be deemed to also refer to the Delayed Rig Closing Date in the event that a Delayed Rig Closing occurs.

4.2 Seller Parent shall provide to Buyer in a timely manner but in any event within five (5) Business Days of Buyer’s written request any documents not stated under Section 6.1(a), as may reasonably be required from any Noble Party by the Liberian Registry to re-register the Rigs under Buyer’s name (or under the name of Buyer’s Designated Affiliate).

4.3 Each Party shall cause the conditions precedent in Article 5 that it is responsible for satisfying to be satisfied, and cause the closing deliverables specified in Article 6 that it is responsible for delivering to be delivered.

4.4 The Parties hereto shall execute novation agreements between themselves (and/or the Designated Affiliates or Affiliates as the case may be) and Saudi Aramco (“Novation Agreements”) whereby Buyer (or its Designated Affiliates) shall assume all rights, interests and claims together with all liabilities, obligations and duties of the Noble Parties or their Affiliates (as applicable) arising and relating to the period after the Closing under or relating to the (a) Contract for Offshore Drilling Rig, Contract No. 6600043440, by and between Contract Assignor and Saudi Aramco dated February 14, 2019; (b) Contract for Offshore Drilling Rig, Contract No. 6600042438, by and between Contract Assignor and Saudi Aramco dated September 9, 2018; (c) Contract for Offshore Drilling Rig, Contract No. 6600025005, by and between Contract Assignor and Saudi Aramco dated June 26, 2010 and (d) Contract for Offshore Drilling Rig, Contract No. 6600025182, by and between Contract Assignor and Saudi Aramco dated August 1, 2010, each as amended (collectively, the “Drilling Contracts” and each a “Drilling Contract”). Such Novation Agreements shall be in the standard form provided by Saudi Aramco and to the extent that such form is inconsistent with the proposed assumption of rights and obligations under the Drilling Contracts provided for under this Agreement, the Parties shall not seek any amendments to the standard form but shall enter into a separate agreement to make any reconciliation subsequently necessary (as between themselves) to ensure that (as between themselves) such rights and obligations under the Drilling Contracts are assumed and borne as provided for under this Agreement.

4.5 Subject to Section 4.6, from the Closing, Buyer shall (i) assume all obligations of the Noble Parties (and their Affiliates, as applicable) under the Material Contracts in each case to the extent of any obligations which arise and relate to the period after the Closing; and (ii) be assigned all rights, title and interest of the Noble Parties (or their Affiliates, as applicable) under such Material Contracts which arise and relate to the period after the Closing. Notwithstanding the Closing, the Noble Parties shall remain liable for (and Seller Parent shall cause to be paid and performed) all amounts and the performance of all obligations due under the Material Contracts prior to the Closing or which relate to the period prior to Closing.

4.6 This Agreement shall not effect or require any transfer, assignment of rights or assumption of obligations under any Material Contract without the consent of the counterparty to such Material Contract (the “Counterparty”) if and to the extent that would constitute a breach of such Material Contract or if and to the extent that the assignment of rights or assumption of obligations would be ineffective with respect to such Counterparty without such consent. Where this applies, each of the Noble Parties prior to the Closing (and all of the Parties after the Closing) will use commercially reasonable efforts to obtain as promptly as practicable the consent of the applicable Counterparty to the assignment of rights and/or the assumption of obligations under any such Material Contract (as the case may be) or, alternatively, written confirmation from such Counterparty that such consent is not required. However, in no event will the Noble Parties or any of their Affiliates or Buyer or any of its Affiliates be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person or otherwise incur any liability in connection with obtaining any such consent. The failure to obtain any required consent or confirmation with respect to any such Material Contract will not relieve any Party from its obligation to consummate the transactions contemplated by this Agreement at the Closing unless such failure shall constitute a Material Adverse Effect. If and when such consent or confirmation is obtained the relevant Noble Party (or its Affiliate) shall promptly assign (and Seller Parent shall cause the relevant Noble Party or its relevant Affiliate to assign) such Material Contract to Buyer (or its Designated Affiliate) in accordance with this Agreement. For the avoidance of doubt nothing in Sections 4.5 or 4.6 shall apply to the Drilling Contracts.

4.7 Buyer (or its Designated Affiliates) shall make offers of employment to such of the Noble Parties’ (or their Affiliates’) employees as are listed on Exhibit G (“Available Employees”) (which shall include true and correct details of the name, position, place of work, current salary and benefits and length of service of each such Available Employee). Buyer (or its Designated Affiliates) may interview such Available Employees during normal business hours and shall make offers of employment to each such Available Employee to take effect as of the Closing Date (or the Delayed Rig Closing Date with respect to rig-based personnel of a Delayed Rig) (subject to the terms set out in Exhibit H) and any of the Available Employees directly or indirectly hired by Buyer (or its Designated Affiliates) following such an offer being accepted shall be referred to in this Agreement as a “Hired Employee” and the terms set out in Exhibit H shall apply. All offers of employment made by Buyer (or its Designated Affiliate) to the employees listed in Exhibit G shall comply with the terms provided in Schedule 4.7. Buyer shall also be entitled to make any offer conditional upon the Available Employee remaining employed by the Noble Parties until immediately prior to the Closing Date (or the Delayed Rig Closing Date with respect to rig-based personnel of a Delayed Rig). Notwithstanding the Closing (but subject to the terms set out in Exhibit H) the relevant Noble Party shall be and remain liable (and Seller Parent shall ensure that such Noble Party pays) for all salary and benefits of any Available Employees which do not become Hired Employees and all salary and benefits due to any Hired Employees which accrued or relate to the period before Closing and (in each case) for end of service benefits and any other costs or entitlement which accrues as a result of the termination or deemed termination of employment of any Available Employees (including such costs or entitlements accruing up to the Closing for those who become Hired Employees) by the relevant Noble Party (or any of its Affiliates). For these purposes it is acknowledged that subject to the terms set out in Exhibit H, Seller Parent shall procure that (i) the contracts of employment of the Hired Employees by the Noble Parties are terminated immediately before Closing (or the Delayed Rig Closing with respect to rig-based personnel of a Delayed Rig) with the Noble Parties paying all their accrued entitlements including end of service benefits and all other benefits (including accrued holiday) in respect of their employment by such Noble Parties; and (ii) all Hired Employees shall become employees of Buyer (or its Designated Affiliate) with no accrued length of service, holiday entitlement or other accrued benefits arising from or as a result of their previous employment. It is the intention of the Parties that (unless otherwise agreed in writing by Buyer and subject to the terms set out in Exhibit H), no one (including any Hired Employee) shall have their employment (or any liabilities connected to their employment arising prior to such person being hired by Buyer or one of its Affiliates) automatically transferred to Buyer (or any of its Affiliates) as a result of the Closing or a Delayed Rig Closing, and in each such case, the Parties shall cooperate and use commercially reasonable efforts to ensure that such an automatic transfer does not occur. Where any Noble Party (or any of their Affiliates) after the date of this Agreement (but prior to Closing or in the case of a Delayed Rig any Delayed Rig Closing) employs any employee in connection with the operation of the Rigs who is not included in Exhibit G, the relevant Noble Party shall reasonably promptly notify Buyer giving details of the name, position, place of work, current salary and benefits and length of service of each such employee and if required by Buyer (but not otherwise) such employee shall be added to Exhibit G and treated as an Available Employee. Where any Available Employee ceases to be employed by any Noble Party (or any of their Affiliates) after the date of this Agreement (but prior to Closing or in the case of a Delayed Rig any Delayed Rig Closing other than as contemplated by (i) above), the relevant Noble Party shall reasonably promptly notify Buyer of such cessation and upon such notification, such employee will cease to be an Available Employee and shall promptly be removed from Exhibit G. In order to reflect such changes to Exhibit G, Seller Parent shall provide an updated Exhibit G to Buyer each Monday between the Execution Date and the Closing Date (or the Delayed Rig Closing Date if one occurs), beginning with the second Monday following the Execution Date, reflecting changes that occurred during the seven-day period (or longer period in the case of the first update) ending on the Friday immediately preceding the Monday update date. Further, Buyer has requested that the Noble Parties make available to provide transition services under the Transition Services Agreement certain employees of the Noble Parties (or their Affiliates) identified on Exhibit G-1 who are employed in connection with the operation of the Rigs, but who are not included in Exhibit G as Available Employees and will not receive offers of employment from Buyer (or its Designated Affiliate) (such employees, together with any Available Employee who has been made an offer by Buyer (or its Designated Affiliate) but has not accepted such offer as of the Closing, the “Other Employees”). Seller Parent shall (if requested in writing by Buyer to Seller Parent at least two (2) Business Days prior to Closing) use commercially reasonable efforts to procure that such of the Other Employees as Buyer has identified in its request continue to be available to work on the Rigs on the terms set out in the Transition Services Agreement for a period of up to 12 months after the Closing (or the Delayed Rig Closing, as applicable).

4.8 Until the Closing (or until the termination of this Agreement) and upon reasonable advance written notice from Buyer, Seller Parent will, and will cause its Affiliates (including each other Noble Party) to, allow Buyer and its representatives during normal business hours and without unreasonable interference with the operation of Seller Parent’s or its Affiliates’ business access to (a) such materials and information about the Rigs (or the Delayed Rig), their operation, the Drilling Contracts and the Material Contracts; (b) such employees or members of management of the Noble Parties; and (c) the Rigs (or the Delayed Rig) and other Assets; as in each case Buyer shall reasonably require. Without limiting the generality of the foregoing Seller Parent shall provide Buyer or its agents and/or its crew (but not more than three (3) persons on any individual Rig at the same time) reasonable access to the Rigs on or before the Closing (and to the Delayed Rig on before the Delayed Rig Closing if applicable), subject to the Noble Parties’ safety policies and procedures, in the ten (10) Business Days immediately prior to Closing to enable Buyer to check the condition of the Rigs complies with Section 5.1(e). All investigations and due diligence conducted by Buyer or its agents shall be conducted in compliance with the Noble Parties’ safety rules, regulations and operating policies. The Parties shall execute a “Mutual Hold Harmless Agreement” in the form attached as Exhibit I prior to (a) any Rig inspections or boarding by Buyer or any of Buyer’s employees, representatives, agents or invitees or (b) entering any facility owned or operated by the Noble Parties.

4.9 Until the Closing, except as otherwise set forth in this Agreement or as otherwise consented to by Buyer (which consent will not be unreasonably withheld or delayed):

(a)

the Noble Parties shall (and shall cause their Affiliates to) (i) continue in all material respects their business of owning and operating the Rigs and providing oil and gas contract drilling services in the Ordinary Course; and (ii) comply with and perform their obligations (and enforce their rights) under each of the Drilling Contracts and the Material Contracts in all material respects;

(b)	the Noble Parties shall not, and shall not cause or permit any of their Affiliates to:

(i)

(A) enter into any written amendment of a Drilling Contract or (B) terminate or agree to any material change to the terms and conditions of any Drilling Contract or Material Contract or waive any of their material rights thereunder or release any counterparty from any of their material obligations thereunder;

(ii)

dispose of, sell, charter, lease or license, or permit any Lien on, any Asset (or any part thereof), other than (A) Liens for taxes and other similar governmental charges that are not due and payable, (B) statutory or maritime Liens arising in the Ordinary Course for sums not yet due, excluding mortgages, and (C) the Drilling Contracts and the intercompany charters between the Selling Entities and the Contract Assignor; for the avoidance of doubt, the Liens described in the foregoing clauses (A) and (B) shall be removed in connection with Closing (or Delayed Rig Closing, as applicable) and the intercompany charters between the Selling Entities and the Contract Assignor shall be terminated in connection with Closing (or Delayed Rig Closing, as applicable);

(iii)	move any of the Rigs from their current location (unless required under a Drilling Contract);

(iv)

submit any binding tenders in respect of the Rigs that are not on arm’s length terms or that provide for rates that are not substantially at the current market rate for similar tenders in the Kingdom of Saudi Arabia; or

(v)	agree in writing to take any of the foregoing actions;

(c)

each of the Noble Parties shall promptly notify Buyer (i) of any material incident involving the Rigs or any material damage which has occurred to the Rigs (or any other item of equipment which forms part of the Rigs) after the date of Buyer’s inspection that has or would reasonably be expected to cause any Rig (or such other item of equipment which forms part of the Rig) to not be in compliance with Section 5.1(e); (ii) if at any time it becomes aware that a term of this Agreement has been breached by any of the Noble Parties or that any representation or warranty made or due to be repeated in this Agreement by any of the Noble Parties has been breached or is untrue, giving reasonable detail of the relevant circumstances; (iii) if at any time to the Knowledge of the Noble Parties any Material Adverse Effect has occurred; (iv) if at any time a request for a reduction (or a requirement for a reduction) of the Day Rates under a Drilling Contract is formally issued to any of the Noble Parties; or (v) of any submission of a binding tender in respect of any of the Rigs;

(d)

during the period from the date hereof to the Closing, Buyer, on the one hand, and the Noble Parties, on the other hand, will promptly provide notice to the other of any claim, action or any proceeding commenced against them or their Affiliates with respect to the transactions contemplated by this Agreement; and

(e)

Buyer shall promptly notify Seller Parent if at any time it becomes aware that a term of this Agreement has been breached by Buyer or that any representation or warranty made or due to be repeated in this Agreement by Buyer has been breached or is untrue, giving reasonable detail of the relevant circumstances.

4.10

(a)

During the period commencing on the later to occur of the Closing Date and the Delayed Rig Closing Date, and ending on the (i) one year anniversary of such date, Seller Parent shall not, and shall cause each of its Affiliates (including each Noble Party) not to carry on or be engaged in the operation of jackup drilling rigs for purposes of drilling gas wells in the territorial waters of the Kingdom of Saudi Arabia in the Arabian Gulf (the “Territory”), (ii) two year anniversary of such date, Seller Parent shall not, and shall cause each of its Affiliates (including each Noble Party) not to carry on or be engaged in the operation of jackup drilling rigs for purposes of drilling oil wells in the Territory; provided, however, that, nothing in this

Section 4.10(a), shall prohibit the acquisition by Seller Parent or any of its Affiliates (including each Noble Party) of all or substantially all of the assets or capital stock of, or the combination of Seller Parent or any of its Affiliates with, any Person (where such Person owns or operates at least eight (8) offshore drilling units anywhere in the world) with jackup oil and/or gas drilling operations in the Territory (whether by purchase of stock, assets, merger or otherwise).

(b)

During the period commencing on the later to occur of the Closing Date and the Delayed Rig Closing Date (if applicable), and ending on the two year anniversary of such date, Seller Parent shall not, and shall cause each of its Affiliates (including each Noble Party) not to solicit any Hired Employee in the Territory away from or out of the employ of Buyer (or any of its Affiliates) unless such individual ceased to be employed by Buyer (or such Affiliate) at least thirty (30) days prior thereto, provided that this Section 4.10 will not prohibit Seller Parent and its Affiliates from engaging in general media advertising or solicitation for employees that may be targeted to a particular geographic or technical area but that is not targeted towards any Hired Employee in the Territory, or otherwise hiring any Person that responds to such solicitation.

4.11 The covenants in Section 4.10 are intended to be for the benefit of, and shall be enforceable by Buyer and its Affiliates and apply to actions carried out by each of the Noble Parties (or any of their Affiliates) in any capacity and whether directly or indirectly, on its own behalf or on behalf of, or jointly with, any other Person. Each of the covenants in Section 4.10 is a separate undertaking by Seller Parent and shall be enforceable by Buyer and its Affiliates separately and independently of their right to enforce any one or more of the other covenants contained in that clause.

4.12 Buyer shall, at its own cost, within sixty (60) days of Closing (or Delayed Rig Closing, if applicable) (i) change the vessel name in the flag state records for each Rig such that the vessel name does not include the name “Noble”; and (ii) remove from each Rig and its related Assets all trademarks and logos of the Noble group.

4.13 Except as otherwise provided in the Transition Services Agreement, (i) the Noble Parties shall remit to Buyer, within five (5) Business Days of the Noble Parties’ or any of their Affiliates’ receipt thereof, any and all amounts received by the Noble Parties or such Affiliates after the relevant Closing under any Drilling Contract or Material Contract assigned or novated to Buyer (or its Designated Affiliate) at such Closing in respect of performance by Buyer or its Affiliates under such Drilling Contract or Material Contract after such Closing, and (ii) Buyer shall remit to Seller Parent, within five (5) Business Days of Buyer’s or any of its Affiliates’ receipt thereof, any and all amounts received by Buyer or any such Affiliate after the relevant Closing under any Drilling Contract or Material Contract in respect of performance by the Noble Parties or their Affiliates under such Drilling Contract or Material Contract prior to such Closing. The Assets will include all goods, materials and equipment related to the Rigs that are on order at the Closing (or Delayed Rig Closing, as applicable). Any such goods, materials or equipment that are received prior to the Closing (or Delayed Rig Closing, as applicable) shall be paid for in full by the Noble Parties, and all such goods, materials and equipment that are delivered subsequent to the Closing (or Delayed Rig Closing, as applicable) shall be paid for in full by Buyer.

4.14 Each of the Noble Parties hereby assigns and transfers (and agrees to assign and transfer) effective at Closing (or at Delayed Rig Closing, if applicable, in respect of a Delayed Rig and the other Assets related thereto), to the extent assignable or transferable without the consent of any other person to Buyer (or its Designated Affiliate), such rights as it may have under any warranty or otherwise with respect to the Rigs and other Assets (or any part thereof) from any manufacturer or any subcontractor or supplier of such manufacturer, as the case may be, or from any supplier in respect to repair or overhaul of the Rigs and other Assets (or any part thereof), to the extent that the same exists in favor of such Noble Party and is capable of being assigned and/or transferred (collectively, the “Transferable Warranties”). If and to the extent any such warranties can only be assigned or transferred with the consent of another person the Seller Parent shall use commercially reasonable efforts to obtain such consent after Closing (or after Delayed Rig Closing, if applicable, in respect of a Delayed Rig and the other Assets related thereto) in order to obtain such consent and if and when such consent is obtained such warranties shall be deemed assigned and transferred as Transferable Warranties under this Section 4.14. Notwithstanding the foregoing or any transfer of the Transferable Warranties to Buyer or its Designated Affiliate, (i) in no event will the Noble Parties or any of their Affiliates or Buyer or any of its Affiliates be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person or otherwise incur any liability in connection with obtaining any such consent and (ii) the Noble Parties shall be entitled to, and Buyer shall cooperate, and cause its Designated Affiliate to cooperate, with the Noble Parties to, make any claims under such Transferable Warranties that any of the Noble Parties would have been entitled to make had such Transferable Warranties not been transferred in order to repair or replace any Asset pursuant to the obligations of Seller Parent set forth in Article 7.

5.	CONDITIONS PRECEDENT

5.1 Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing or the Delayed Rig Closing, as applicable, are subject to satisfaction or waiver by Buyer of the following conditions precedent (Seller Parent and the Noble Parties being responsible for the satisfaction of (a), (b), (e), (f), (i), and, only in respect of execution and delivery by the relevant Noble Parties and not Saudi Aramco), (h):

(a)

The representations and warranties of the Noble Parties set forth in Section 3.2 shall be true and correct in all material respects at Closing with the same force and effect as if such representations and warranties had been made at and as of the Closing (or the Delayed Rig Closing, as applicable);

(b)

The Noble Parties shall have performed or complied with all covenants and agreements it is required to perform or comply with hereunder at or prior to the Closing (or the Delayed Rig Closing, as applicable);

(c)

The General Authority for Competition of the Kingdom of Saudi Arabia shall have cleared the transactions contemplated by this Agreement or shall have notified the Parties in writing that it does not require that the Parties submit such transactions for its clearance and that such clearance (or non-requirement for clearance) is unconditional (the “KSA Antitrust Approval”);

(d)	No Material Adverse Effect shall have occurred and be continuing;

(e)

Subject to Section 2.3(h)(iii), the Rigs are to be, at the Closing Date (or the Delayed Rig is to be at the Delayed Rig Closing Date, as applicable), in the same overall condition, as provided in those certain Pre-Purchase Condition Surveys prepared for each of the Rigs by AqualisBraemar Marine Services LLC, fair wear and tear excepted (“Inspection Condition”), with class maintained and free of average damage affecting class;

(f)	The Noble Parties shall have obtained a certificate of permission to sell from the Liberian Registry authorizing the sale of the Rigs.

(g)

There must not be in effect any law or judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause those transactions to be rescinded following the Closing (or the Delayed Rig Closing, as applicable);

(h)

The Novation Agreements relating to the Rigs to be conveyed at the Closing (or the Delayed Rig to be conveyed at the Delayed Rig Closing, as applicable) have been executed and delivered by Saudi Aramco and the relevant Noble Parties;

(i)	The Noble Parties must be ready and able to deliver to Buyer the Closing deliverables required under Section 6.1(a); and

(j)

Saudi Customs (Zakat, Tax and Customs Authority) shall have agreed to a transfer of registration of the Rigs from Contract Assignor, as the current temporary importer of the Rigs to Buyer’s Designated Affiliate without any requirement for the exporting and re-importing the Rigs (the “Customs Approval”).

5.2 Noble Parties’ Conditions Precedent. The obligations of each of the Noble Parties to consummate the transactions to be performed by it in connection with the Closing or the Delayed Rig Closing, as applicable, are subject to satisfaction or waiver by Seller Parent of the following conditions precedent (Buyer being responsible for the satisfaction of (a), (b), (e), (g), and, only in respect of execution and delivery by Buyer (or its Designated Affiliate) and not Saudi Aramco), (f):

(a)

The representations and warranties of Buyer set forth in Section 3.3 shall be true and correct in all material respects at Closing (or the Delayed Rig Closing, as applicable) with the same force and effect as if such representations and warranties had been made at and as of the Closing (or the Delayed Rig Closing, as applicable);

(b)	Buyer shall have performed or complied with all covenants and agreements it is required to perform or comply with hereunder at or prior to the Closing (or the Delayed Rig Closing, as applicable);

(c)

There must not be in effect any law or judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause those transactions to be rescinded following the Closing (or the Delayed Rig Closing, as applicable);

(d)	The Parties shall have received the KSA Antitrust Approval;

(e)	Offers of employment shall have been made by Buyer to each Available Employee in accordance with Section 4.7;

(f)

The Novation Agreements relating to the Rigs to be conveyed at the Closing (or the Delayed Rig to be conveyed at the Delayed Rig Closing, as applicable) have been executed and delivered by Saudi Aramco and Buyer (or its Designated Affiliate);

(g)	Buyer must be ready and able to deliver to the Noble Parties the Closing deliverables required under Section 6.1(b); and

(h)	The Customs Approval shall have been received.

6.	CLOSING DELIVERABLES

6.1 Documents to be Delivered by the Noble Parties and Buyer. On the Closing Date, (and the Delayed Rig Closing Date, if applicable) representatives of Seller Parent and Buyer shall meet as contemplated above for the purpose of completing the sale and purchase of the Rigs (or Delayed Rig, if applicable) and the other Assets related thereto.

(a)

Noble Parties’ Deliveries. Simultaneously with the delivery of the Closing Payment (or the Delayed Rig Closing Payment, as applicable) and delivery of the items described in Section 6.1(b) below, the Noble Parties shall deliver to Buyer:

(i)

Two (2) originals of a notarized bill of sale (“Bill of Sale”) for each Rig (or the Delayed Rig, if applicable) in the form attached as Exhibit J-1, J-2, J-3 and J-4 in a form acceptable for recording in the Republic of Liberia and duly executed by the relevant Selling Entity in favour of the relevant Designated Affiliate (with the notarial certificate confirming the identity of the signatory and their authority to bind the relevant Selling Entity);

(ii)

Two (2) original executed Protocols of Delivery and Acceptance for each Rig (or the Delayed Rig, if applicable), substantially in the form attached as Exhibit K duly executed by the relevant Selling Entity;

(iii)

Joint escrow instructions executed by Seller Parent instructing the Escrow Agent to release the Allocable Share of the Deposit (or the Deposit Balance, in the case of the Delayed Rig Closing, if applicable) to Seller Parent substantially in the form attached as Attachment 1 to Exhibit C;

(iv)

All technical, regulatory and other documentation listed in Exhibit A-1 attached hereto with all operational certificates (including the class certificate) to be valid at the Closing (or Delayed Rig Closing, as applicable) (and expiring not earlier than the dates referred to in the copies of such certificates provided to Buyer prior to the Execution Date) and with a confirmation of class issued in respect of each Rig (or the Delayed Rig, as applicable) by the relevant classification society not more than three (3) Business Days prior to the Closing Date (or the Delayed Rig Closing Date, as applicable) evidencing that each Rig (or the Delayed Rig, as applicable) is in class;

(v)

A copy of the resolution of the board of directors of each of the Noble Parties authorizing the execution of this Agreement and the sale of the Rigs and other Assets related thereto and the execution of the Novation Agreements;

(vi)	Evidence of the termination of the intercompany charters between the Selling Entities and the Contractor Assignor;

(vii)

One (1) original certificate issued by Seller Parent stating that (i) all representations, covenants and warranties made in Section 3.2 are true and correct in all material respects as of the Closing Date (or the Delayed Rig Closing Date, as applicable), and (ii) all representations, covenants and warranties made in Section 3.2(a) are true and correct as of the Closing Date (or the Delayed Rig Closing Date, as applicable)

(viii)

A certificate of the Secretary of each Noble Party confirming the authority of each of the Noble Parties to execute of this Agreement, certifying the resolutions provided under paragraph (v) above and confirming they have not been amended or revoked and remain in full force and effect, and confirming the incumbency of each person executing this Agreement and any document delivered hereunder on behalf of such Noble Party;

(ix)	Originals of the Novation Agreements related to the Rigs being conveyed in the form agreed to by the Parties and Saudi Aramco, duly executed by the relevant Noble Parties and Saudi Aramco;

(x)

An original of the transition services agreement to be entered into between Seller Parent and Buyer in connection with services to be provided by Seller Parent or its Affiliates to Buyer or its Affiliates after the Closing (or the Delayed Rig Closing) substantially in the form attached hereto as Exhibit L (the “Transition Services Agreement”) duly executed by the Service Provider(s) (as defined therein);

(xi)

A certificate of ownership and freedom from encumbrances issued by the Liberian Registry in respect of each Rig to be conveyed dated on the Closing Date (or the Delayed Rig Closing Date, as applicable) and confirming that each Rig (or Delayed Rig, as applicable) is free from registered encumbrances and registered in the ownership of the relevant Selling Entity; and

(xii)

Any such additional documents as may reasonably be required from any of the Noble Parties by competent Liberian International Ship and Corporate Registry authorities for the purpose of re-registering the Rigs being conveyed in Liberia in the name of Buyer or its Designated Affiliate.

(b)	Buyer’s Deliveries. At the Closing Date (or the Delayed Rig Closing Date, as applicable), Buyer shall deliver to Seller Parent:

(i)	Closing Payment or Delayed Rig Closing Payment, as applicable;

(ii)

Two (2) original executed Protocols of Delivery and Acceptance for each Rig (or the Delayed Rig, as applicable), substantially in the form attached as Exhibit K duly executed by Buyer and the relevant Designated Affiliate;

(iii)

Joint escrow instructions executed by Buyer instructing the Escrow Agent to release the Allocable Share of the Deposit (or the Deposit Balance, in the case of the Delayed Rig Closing, if applicable) to Seller Parent substantially in the form attached as Attachment 1 to Exhibit C;

(iv)

One (1) original certificate issued by Buyer stating that all representations, covenants and warranties made in Section 3.1 are true and correct in all material respects as of the Closing Date (or the Delayed Rig Closing Date, as applicable);

(v)

and a certificate of the corporate secretary of Buyer and each Designated Affiliate confirming the authority of Buyer and such Designated Affiliate to execute this Agreement and any document or agreement delivered by Buyer or such Designated Affiliate hereunder, certifying the resolutions provided under paragraph (v) below and confirming they have not been amended or revoked and remain in full force and effect, and confirming the incumbency of each person executing this Agreement and any document delivered hereunder on behalf of Buyer and any Designated Affiliate;

(vi)

A copy of the resolution of the board of directors of Buyer and each Designated Affiliate authorizing the execution of this Agreement and the purchase of the Rigs and the execution of the Novation Agreements;

(vii)

Originals of the Novation Agreements relating to the Rigs being conveyed in the form agreed by the Parties and Saudi Aramco and duly executed by Buyer (and any Designated Affiliate of Buyer if required); and

(viii)	An original of the Transition Services Agreement duly executed by Buyer.

7.	INDEMNIFICATION

7.1 From and after the Closing, Buyer will defend, indemnify, and hold the Seller Indemnified Parties (as hereinafter defined) harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following: (i) any breach of any representation or warranty Buyer has made in this Agreement as of the Closing Date and, to the extent such representation or warranty relates to an Asset being transferred (or the transfer thereof) at the Delayed Rig Closing, as of the Delayed Rig Closing Date; (ii) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; (iii) the operation, ownership, removal, transportation, towage, berthing, positioning, salvage or maintenance of the Rigs in each case to the extent of any obligations that arise and relate to the period after Closing (or in the case of a Delayed Rig that arise and relate to the period after the Delayed Rig Closing, as applicable) and (iv) (w) any taxes and duties for which it is liable pursuant to Section 11; (x) any taxes relating to the ownership or operation of the Rigs (but not the Delayed Rig) to the extent attributable to taxable periods (or portions thereof) beginning after the Closing; (y) any taxes relating to the ownership or operation of the Delayed Rig to the extent attributable to taxable periods (or portions thereof) beginning after the Delayed Rig Closing; and (z) any interest and penalties relating to taxes or duties described in the foregoing clauses (w), (x) or (y).

7.2

(a)

From and after the Closing, Seller Parent will defend, indemnify, and hold Buyer Indemnified Parties (as hereinafter defined) harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

(i)

any breach of any representation or warranty of the Noble Parties made in this Agreement as of the Closing Date and, to the extent such representation or warranty relates to a Rig or another Asset being transferred (or the transfer thereof) at the Delayed Rig Closing, as of the Delayed Rig Closing Date (excluding in each case those breaches of representation or warranty claims for loss of profits, which are addressed in Section 7.2(b) below);

(ii)

any breach by the Noble Parties of any covenant or obligation of the Noble Parties in this Agreement (excluding those breaches of covenant or obligation claims for loss of profits, which are addressed in Section 7.2(b) below);

(iii)

the operation, ownership, removal, transportation, towage, berthing, positioning, salvage or maintenance of the Rigs in each case to the extent of any obligations that arise or relate to the period before the Closing (or in the case of a Delayed Rig that arise or relate to the period before the Delayed Rig Closing, as applicable) including under each of the Drilling Contracts and the Material Contracts if and to the extent arising before Closing or relating to a period before Closing (or in the case of a Delayed Rig if and to the extent arising before the Delayed Rig Closing or relating to a period before the Delayed Rig Closing);

(iv)	any taxes and charges/expenses for which any Noble Party is liable pursuant to Section 11;

(v)

any customs duties relating to the original importation of the Rigs into the Kingdom of Saudi Arabia or incurred before Closing or relating to a period before Closing (or in the case of a Delayed Rig incurred before the Delayed Rig Closing or relating to a period before the Delayed Rig Closing) but that is not incurred in connection with the sale of the Rigs;

(vi)	any taxes relating to the ownership or operation of the Rigs (but not the Delayed Rig) to the extent attributable to taxable periods (or portions thereof) ending on or before the Closing;

(vii)	any taxes relating to the ownership or operation of a Delayed Rig to the extent attributable to taxable periods (or portions thereof) ending on or before the Delayed Rig Closing; and

(viii)	any interest and penalties relating to taxes or duties described in the foregoing clauses (iv), (v), (vi) or (vii).

Notwithstanding the foregoing or anything in this Agreement to the contrary, following the Closing (or Delayed Rig Closing in the case of a Delayed Rig) claims for Damages related to physical loss, damage or repair of a Rig or Delayed Rig, replacement of parts or equipment related to a Rig or Delayed Rig, or improvement or modification of a Rig or Delayed Rig or its related equipment can only be brought if there is a breach of Section 3.2(g), 3.2(l) or 4.9 and no such claim for physical loss, damage, repairs, replacement, improvement or modification can be brought in respect of the conditions disclosed in Schedule 3.2(j).

(b)

From and after the Closing, Seller Parent will defend, indemnify Buyer Indemnified Parties against Damages constituting loss of profits resulting from any breach of the representations and warranties contained in Section 3.2(h) or Section 3.2(j) or the covenants set forth in Section 4.9, where, within 180 days of the Closing Date (or the Delayed Rig Closing Date, as applicable), there is a termination of a Drilling Contract by Saudi Aramco or formal notice of a “formal” suspension of a Drilling Contract for a period of more than 30 days is given by Saudi Aramco; provided, that, the obligation of Seller Parent with respect to such indemnification obligation shall be capped at an amount equal to the lesser of (i) (A) the number of days of such suspension multiplied by (B) the “Daily Amount” for such Drilling Contract as set forth in Schedule 7.2(b), (ii) (A) the number of days remaining on the primary term of the relevant Drilling Contract (and without regard to any extension options) multiplied by (B) the “Daily Amount” for such Drilling Contract as set forth in Schedule 7.2(b), and (iii) Five Million United States Dollars (US$5,000,000) per suspended or terminated Drilling Contract. In the event that the primary term of a Drilling Contract (being the termination date of such contract without regard to any options to extend) is shorter than the primary term reflected in such Drilling Contract as represented in Section 3.2(h) (the “Contract Term Difference”), the number of days constituting the Contract Term Difference shall be deemed to be “days of suspension” of such Drilling Contract for purposes of the preceding sentence. Any Rig being placed off-hire or on zero rate for more than 30 consecutive days shall also be considered a “formal” suspension of a Drilling Contract by Saudi Aramco for the purposes of this provision.

(c)

Notwithstanding anything herein to the contrary, any Damages arising out of, related to or resulting from the performance of any services pursuant to the Transition Services Agreement (including maintenance or operation of any Asset or performance of any Drilling Contract or Material Contract) after the Closing by the Noble Parties or their Affiliates or any third party providing services to the Noble Parties or their Affiliates thereunder shall not constitute Damages that would give rise to a right to indemnification under this Agreement and any rights and obligations between the Parties relating to liability or indemnification for such matters shall instead be governed exclusively by the terms of the Transition Services Agreement.

7.3 ALL OF THE INDEMNITIES AND ALLOCATIONS OF RISK CONTAINED IN SECTIONS 7.1 AND 7.2 SHALL APPLY (TO THE EXTENT PERMITTED BY LAW), NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OF ANY PERSON OR PARTY, STRICT LIABILITY, UNSEAWORTHNESS, LIABILITY IMPOSED BY STATUTE, OR ANY OTHER BREACH OF OBLIGATION OF ANY PERSON OR ANY OTHER EVENT OR CONDITION (OTHER THAN WILFUL MISCONDUCT).

7.4 BUYER HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE ASSETS AND ACKNOWLEDGES THAT BUYER HAS BEEN PROVIDED ACCESS TO THE ASSETS FOR SUCH PURPOSE. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS, AND BUYER: (A) ACKNOWLEDGES THAT NONE OF THE NOBLE PARTIES, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES (INCLUDING ANY INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER IN ANY “ELECTRONIC DATA ROOM”); AND (B) AGREE, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF THE NOBLE PARTIES, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT, QUASI-CONTRACT, BREACH OF REPRESENTATION AND WARRANTY (EXPRESS OR IMPLIED), PERSONAL INJURY, OR OTHER TORT, UNDER LAW OR OTHERWISE) BASED UPON ANY INFORMATION PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR OTHER REPRESENTATIVES (OR ANY OMISSIONS THEREFROM), EXCEPT THAT THE FOREGOING LIMITATIONS (UNDER (A) AND (B)) SHALL NOT APPLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.2 OR OTHERWISE EXPRESSLY MADE OR STATED IN THIS AGREEMENT, BUT ALWAYS SUBJECT TO THE LIMITATIONS AND RESTRICTIONS CONTAINED HEREIN. BUYER HAS RELIED ON NO REPRESENTATION OR WARRANTY OTHER THAN AS DESCRIBED IN THE PRECEDING SENTENCE. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 3.2 OR OTHERWISE EXPRESSLY MADE OR STATED IN THIS AGREEMENT, (1) NONE OF THE NOBLE PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF OR OTHERWISE IN ANY WAY RELATING TO ITSELF, THE ASSETS OR ITS LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO VALUE, CONDITION (INCLUDING ENVIRONMENTAL CONDITION) OR PERFORMANCE OR MERCHANTABILITY, NONINFRINGEMENT, SEAWORTHINESS OR FITNESS FOR ANY PURPOSE (BOTH GENERALLY OR FOR ANY PARTICULAR PURPOSE) AND WITH RESPECT TO FUTURE REVENUE, PROFITABILITY OR THE SUCCESS OF THE ASSETS, (2) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND (3) SUBJECT TO THE TERMS OF THIS AGREEMENT, THE ASSETS SHALL BE CONVEYED “AS IS” AND “WHERE IS” AND “WITH ALL FAULTS” IN THEIR CONDITION AS OF THE CLOSING DATE (OR THE DELAYED RIG CLOSING DATE, AS APPLICABLE).

7.5 For purposes of this Agreement, (i) “Damages” means, subject to Section 17.1, all damages, claims, losses, liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, and expenses (including reasonable fees and expenses of legal counsel) of any kind or nature whatsoever; (ii) “Buyer Indemnified Parties” means Buyer and its Affiliates and their respective Representatives; (iii) “Seller Indemnified Parties” means the Noble Parties and their Affiliates and their respective Representatives; and (iv) “Representatives” of a Person means such Persons officers, directors, employees and agents.

7.6 (i) Claims under Section 7.2 must be made by Buyer within 180 days of the Closing Date (or the Delayed Rig Closing Date, should it occur) provided always that (w) claims for breaches of the covenants set forth in Section 4.7, Section 4.10 and Schedule H, shall not be subject to such limitation, (x) claims under Sections 7.2(a)(iv) through (viii) may be made by Buyer until the fourth anniversary of the Closing Date (or the Delayed Rig Closing Date, should it occur), (y) Buyer may within the relevant period specified above give notice of claims that have accrued or arisen, but for which Damages are not incurred, quantified, known or certain as of such date and (z) Seller Parent’s obligations under this Article 7 with regard to any such claim described in the foregoing clause (y) shall be extended for an additional 180 days; and (ii) the liability of Seller Parent in respect of claims under Section 7.2(a) shall not exceed the Purchase Price save in the event of the willful misconduct or fraud by the Noble Parties.

7.7 The amount of any Damages for which Buyer Indemnified Parties would otherwise be entitled to indemnity shall be reduced by any amount actually received by a Buyer Indemnified Party with respect to such Damages under any insurance coverage or from any other Person alleged to be responsible for such Damages. The amount of any Damages for which the Seller Indemnified Parties would otherwise be entitled to indemnity shall be reduced by any amount actually received by a Seller Indemnified Party with respect to such Damages under any insurance coverage or from any other Person alleged to be responsible for such Damages. Notwithstanding the foregoing, no Seller Indemnified Party or Buyer Indemnified Party shall have any obligation to pursue such amounts from an insurer or any other Person.

7.8 Save as provided for in Section 7.9, each Party, on behalf of itself and its respective Indemnified Persons, acknowledges and agrees that its and their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7. Save as provided for in Section 7.9, each Party, on behalf of itself and its respective Indemnified Persons, waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their respective Indemnified Persons arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Article 7. The term “Indemnified Persons” means (i) in respect of the Noble Parties, each Seller Indemnified Party, and (ii) in respect of Buyer, each Buyer Indemnified Party.

7.9 Section 7.8 does not apply to claims for breaches of Sections 4.10, 4.14, 8.3(b) or 9 in respect of which claims for specific performance, injunction or any other equitable relief shall be available.

7.10 An Indemnified Person shall promptly give the Party from whom indemnity is sought (the “Indemnitor”) notice of a matter which such Indemnified Person has determined has given rise to a right of indemnification under this Agreement, stating the nature of such matter, the provisions of this Agreement providing such right of indemnification, the amount of the Damages, if known, and method of computation thereof (which amount shall not be conclusive of the final amount) all with reasonable particularity. Failure to provide such notice shall not affect the right of any Indemnified Person to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that could have been avoided had such notice been provided promptly.

8.	TERMINATION

8.1 Subject to Section 8.3, this Agreement may be terminated (except for the provisions referenced in Section 8.3) at any time prior to Closing upon the occurrence of any one or more of the following:

(a)	by the mutual written agreement of Buyer and Seller Parent;

(b)	by either Buyer or Seller Parent (the “Terminating Party”), if

(i)

any law or order becomes final and effective that prohibits and makes illegal the consummation of the transactions contemplated by this Agreement, upon notification to the non-terminating Party by the Terminating Party; or

(ii)

the Closing has not occurred by the Outside Closing Date (or by such extended date as may be mutually agreed by Seller Parent and Buyer), other than as a result of the Terminating Party’s breach of this Agreement or failure to perform any of its representations, warranties, covenants or other agreements contained in this Agreement;

(c)

by Seller Parent if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; provided that such breach is not curable prior to the Outside Closing Date, or if curable prior to the Outside Closing Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to Buyer of such breach other than a breach of the obligation to pay money or provide instructions to the Escrow Agent, in which case such time period shall be two (2) Business Days after the giving of written notice to Buyer of such breach, and (ii) two (2) Business Days prior to the Outside Closing Date; and provided further none of the Noble Parties shall be in breach of this Agreement in any material respect at such time; and

(d)

by Buyer if any of the Noble Parties shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; provided that such breach is not curable prior to the Outside Closing Date, or if curable prior to the Outside Closing Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to Seller Parent of such breach and (ii) two (2) Business Days prior to the Outside Closing Date; and provided further Buyer shall not be in breach of this Agreement in any material respect at such time.

8.2 Subject to Section 8.3, this Agreement may be terminated in respect of the Delayed Rig (except for the provisions referenced in Section 8.3) at any time after the Closing but prior to the Delayed Rig Closing upon the occurrence of any one or more of the following:

(a)	by the mutual written agreement of Buyer and Seller Parent;

(b)

by a Terminating Party, if (i) the Delayed Rig has become a Total Loss, (ii) any law or order becomes final and effective that prohibits and makes illegal the consummation of the Delayed Rig Closing, upon notification to the non-terminating Party by the Terminating Party; or (iii) the Delayed Rig Closing has not occurred by the Extended Outside Closing Date (or by such extended date as may be mutually agreed by Seller Parent and Buyer) other than as a result of the Terminating Party’s breach of this Agreement or failure to perform any of its representations, warranties, covenants or other agreements contained in this Agreement;

(c)

by Seller Parent if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement that are to be performed after the Closing; provided that such breach is not curable prior to the Extended Outside Closing Date, or if curable prior to the Extended Outside Closing Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to Buyer of such breach and (ii) two (2) Business Days prior to the Extended Outside Closing Date; and provided further none of the Noble Parties shall be in breach of this Agreement in any material respect at such time; and

(d)

by Buyer if any of the Noble Parties shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement that are to be performed after the Closing; provided that such breach is not curable prior to the Extended Outside Closing Date, or if curable prior to the Extended Outside Closing Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to Seller Parent of such breach and (ii) two (2) Business Days prior to the Extended Outside Closing Date; and provided further Buyer shall not be in breach of this Agreement in any material respect at such time.

8.3

(a)

If the Agreement is terminated by a Party pursuant to Section 8.1, then except for the provisions in Article 8, Article 9, Article 12, Article 14, Article 16, Article 17 and Article 18, which provisions shall survive any such termination, the Parties shall have no further liability or obligation hereunder.

(b)

If the Agreement is terminated by a Party in respect of the Delayed Rig pursuant to Section 8.2, then (i) except for the obligations of the Parties (including the obligations under Article 7 and Article 11) with regard to the Rigs, other Assets, Drilling Contracts and Material Contracts that were conveyed, novated, assigned or transferred in connection with the Closing and (ii) except for the provisions in Article 8, Article 9, Article 12, Article 14, Article 16, Article 17 and Article 18, which provisions shall survive any such termination, the Parties shall have no further liability or obligation hereunder with respect to the Delayed Rig Closing, the Delayed Rig or the other Assets, Drilling Contract, Material Contracts and personnel related thereto; (iii) this Agreement shall not be terminated in respect of all other Rigs and other Assets related thereto and shall continue to apply with full force and effect in respect of all other Rigs and other Assets related thereto and (iv) if the termination is by Buyer pursuant to Section 8.2(b)(iii) (and Seller Parent is not then also entitled to terminate this Agreement under such Section) or Section 8.2(d), for a period of six (6) months from the date of termination pursuant to Section 8.2 Seller Parent shall procure that the Delayed Rig is not sold other than on arm’s length terms and in the event of the Delayed Rig being offered for sale, Buyer shall have a right of first refusal with respect to purchasing the Delayed Rig. Upon receipt of a bona fide offer to purchase the Delayed Rig from any person (the “Proposed Purchaser”), Seller Parent shall provide Buyer with written notice describing the terms of such offer in reasonable detail; if Buyer does not deliver its binding commitment to purchase such Delayed Rig on such terms within five (5) Business Days of receipt of such notice, Buyer shall have forfeited its right to purchase the Delayed Rig. For the avoidance of doubt, if a bona fide offer to purchase is received from a different Potential Purchaser (at any time and however many times within the six (6) month period), the Selling Entity shall not be entitled to accept such offer unless Buyer has been given a right of first refusal to purchase on such new terms on the same basis as set forth herein. For the avoidance of doubt if the Agreement is terminated by a Party in respect of the Delayed Rig, Section 4.10 shall still apply save in respect of the Delayed Rig and the other Assets, Drilling Contract, Material Contracts and personnel related thereto.

8.4 If a Party terminates this Agreement in accordance with this Article 8, then such Party shall be entitled to the following remedies (as applicable):

(a)

Except as set forth in Section 8.4(e), if a Party terminates this Agreement in accordance with Sections 8.1(a) or (b), the Parties shall instruct the Escrow Agent to refund the Deposit (if paid) to Buyer pursuant to the terms of the Escrow Agreement. In such case, the Parties shall have no further liability or obligation hereunder.

(b)

Except as set forth in Section 8.4(f), if either Party terminates this Agreement in accordance with Sections 8.2(a) or (b), the Parties shall instruct the Escrow Agent to refund the Deposit Balance to Buyer pursuant to the terms of the Escrow Agreement. In such case, the Parties shall have no further liability or obligation hereunder with respect to the Delayed Rig or the other Assets, Drilling Contract, Material Contracts and personnel related thereto.

(c)

If Buyer terminates this Agreement in accordance with Section 8.1(d) or clause (ii) of Section 8.1(b) (and Seller Parent is not then also entitled to terminate this Agreement under such Section 8.1(b)(ii) due to Seller Parent’s breach of this Agreement or failure to perform any of its representations, warranties, covenants or other agreements contained in this Agreement and upon such right to terminate under Section 8.1(b)(ii) having arisen for Buyer but before exercising such right (i) Buyer has given written notice to Seller Parent of Seller Parent’s breach or failure to perform and (ii) Seller Parent has failed to cure such breach or failure to perform within five (5) Business Days after such notice from Buyer), the Parties shall instruct the Escrow Agent to release the Deposit to Buyer pursuant to the terms of the Escrow Agreement and Seller Parent shall pay the Closing Liquidated Damages to Buyer in full and final settlement of all of the liability of the Noble Parties and each of their Affiliates as a result of the breach or failure to perform any of their covenants or other agreements contained in this Agreement or the termination of this Agreement (other than liabilities preserved under Section 8.3(a)). In such case, each of the Noble Parties shall relinquish all its rights to the Deposit.

(d)

If Buyer terminates this Agreement in accordance with Section 8.2(d) or clause (iii) of Section 8.2(b) (and Seller Parent is not then also entitled to terminate this Agreement under such Section 8.2(b)(iii) due to Seller Parent’s breach of this Agreement or failure to perform any of its representations, warranties, covenants or other agreements contained in this Agreement and upon such right to terminate under Section 8.2(b)(iii) having arisen for Buyer but before exercising such right (i) Buyer has given written notice to Seller Parent of Seller Parent’s breach or failure to perform and (ii) Seller Parent has failed to cure such breach or failure to perform within five (5) Business Days after such notice from Buyer), the Parties shall instruct the Escrow Agent to release the Deposit Balance to Buyer pursuant to the terms of the Escrow Agreement and Seller Parent shall pay the Delayed Closing Liquidated Damages to Buyer in full and final settlement of all of the liability of the Noble Parties and each of their Affiliates as a result of the breach or failure to perform any of their covenants or other agreements contained in this Agreement with respect to the Delayed Rig or the other Assets, Drilling Contract, Material Contracts or personnel related thereto, or the termination of this Agreement in respect of the Delayed Rig (other than liabilities preserved under Section 8.3(b)). In such case, each of the Noble Parties shall relinquish all its rights to the Deposit Balance.

(e)

If Seller Parent terminates this Agreement in accordance with Section 8.1(c) or clause (ii) of Section 8.1(b) (and Buyer is not then also entitled to terminate this Agreement under such Section 8.1(b)(ii) due to Buyer’s breach of this Agreement or failure to perform any of its representations, warranties, covenants or other agreements contained in this Agreement and upon such right to terminate under Section 8.1(b)(ii) having arisen for Seller Parent but before exercising such right (i) Seller Parent has given written notice to Buyer of Buyer’s breach or failure to perform and (ii) Buyer has failed to cure such breach or failure to perform within five (5) Business Days after such notice from Seller Parent), the Parties shall instruct the Escrow Agent to release the Deposit (if paid) to Seller Parent pursuant to the terms of the Escrow Agreement. Seller Parent shall retain the Deposit in full and final settlement of all of the liability of Buyer and each of its Affiliates as a result of the breach or failure to perform any of their representations, warranties, covenants or other agreements contained in this Agreement or the termination of this Agreement (other than liabilities preserved under Section 8.3(a)). In such instances, Buyer relinquishes all its rights to the Deposit.

(f)

If Seller Parent terminates this Agreement in respect of the Delayed Rig in accordance with Section 8.2(c) or clause (iii) of Section 8.2(b) (and Buyer is not then also entitled to terminate this Agreement under such Section 8.2(b)(iii) due to Buyer’s breach of this Agreement or failure to perform any of its representations, warranties, covenants or other agreements contained in this Agreement and upon such right to terminate under Section 8.2(b)(iii) having arisen for Seller Parent but before exercising such right (i) Seller Parent has given written notice to Buyer of Buyer’s breach or failure to perform and (ii) Buyer has failed to cure such breach or failure to perform within five (5) Business Days after such notice from Seller Parent), the Parties shall instruct the Escrow Agent to release the Deposit Balance to Seller Parent pursuant to the terms of the Escrow Agreement. Seller Parent shall retain the Deposit Balance in full and final settlement of all of the liability of Buyer and each of its Affiliates as a result of the breach or failure to perform any of their representations, warranties, covenants or other agreements contained in this Agreement with respect to the Delayed Rig or the other Assets, Drilling Contract, Material Contracts or personnel related thereto, or the termination of this Agreement in respect of the Delayed Rig (other than liabilities preserved under Section 8.3(b)). In such instances, Buyer relinquishes all its rights to the Deposit Balance.

(g)	For the purposes of this Section 8.4,

(i)	any instructions to be given to the Escrow Agent shall be given within one (1) Business Day of the termination and any payments to be made shall be paid within one (1) Business Day of the termination;

(ii)

the amount of the “Closing Liquidated Damages” payable by Seller Parent shall be equal to the Damages incurred by Buyer up to the termination date in connection with this Agreement or as a result of such termination up to Five Million United States Dollars (US$5,000,000); provided, however, that if all of the Rigs are sold within nine (9) months of termination (other than as part of a transaction in which all of the Rigs plus four or more additional offshore drilling rigs (i.e., totaling at least eight (8) rigs) are sold), then Seller Parent shall (on the date of the consummation of such sale) pay to Buyer an amount equal to the Deposit less any amount paid by Seller Parent to Buyer due to the Noble Parties’ default; and

(iii)

the amount of “Delayed Closing Liquidated Damages” payable by Seller Parent shall be equal to the Damages incurred by Buyer up to the termination date in connection with the acquisition of the Delayed Rig and the other Assets, Drilling Contract and Material Contracts related thereto, or as a result of such termination, up to One Million Two Hundred and Fifty Thousand United States Dollars (US$1,250,000).

It is further acknowledged and agreed by the Parties that the rights to retain the Deposit or receive Closing Liquidated Damages or Delayed Closing Liquidated Damages have been agreed as a reasonable and genuine pre-estimate of losses that might be suffered as a result of termination and not as a penalty.

9.	CONFIDENTIALITY

The negotiations and sale of the Rigs hereunder are to be kept strictly private and confidential. No information concerning this Agreement shall be disclosed by either Buyer on the one hand, or the Noble Parties on the other hand, without the prior written consent of the non-disclosing Party, unless: (i) such disclosure is required by law or applicable reporting requirements, (ii) such information is part of the public domain, (iii) such information is in the possession of the disclosing Party as of the date hereof, (iv) such information is furnished or made known to the disclosing Party by third persons without restriction on use or disclosure, or (v) such disclosure is to lenders, investors or advisors subject to confidentiality restrictions with respect to such information. Notwithstanding the foregoing each Party may upon Closing make an announcement in a form approved by the other Party (such approval not to be unreasonably withheld or delayed) to confirm that the transactions contemplated by this Agreement have occurred.

10.	ASSIGNMENT

Neither this Agreement, nor any of its rights, interests, or obligations hereunder, may be assigned by any Party without the prior written consent of the other Party, except that Buyer may assign some or all of its rights (but not its obligations) hereunder to any Designated Affiliate upon notice to Seller Parent but without any such consent.

11.	TAXES AND FEES

Buyer shall be liable for any and all transfer, documentary or registration taxes, stamp duty or VAT (“Transfer Taxes”) relating to the purchase of the Rigs hereunder and for any related interest and penalties, including incurred in registering title to the Rigs in the name of Buyer (or its Designated Affiliate). Buyer shall be liable for customs and other duties, including importation VAT incurred in connection with the purchase of the Rigs and the transfer of the importation of the Rigs into Saudi Arabia (or other importation of the Rigs into Saudi Arabia in the name of Buyer or its Affiliates). The Purchase Price is expressed exclusive of any applicable VAT and (to the extent applicable) Buyer shall be liable for any VAT subject to receipt of a valid VAT invoice from Seller Parent. Seller Parent shall be liable for all capital gains taxes, notarial or other charges/expenses incurred in connection with the sale of the Rigs to Buyer and closing of the Noble Parties’ register. The Parties hereby agree to reasonably cooperate to minimize the tax effects caused by the sale and purchase of the Rigs.

12.	CHOICE OF LAW

The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of England and Wales. Any disputes arising out of or relating to this Agreement shall be referred to arbitration in London, England under the rules of the London Court of International Arbitration and be finally resolved by three suitable qualified arbitrators, one to be selected by Seller Parent, one by Buyer and the third by the two arbitrators so selected by Seller Parent and Buyer. If either Seller Parent or Buyer has not appointed its arbitrator and given notice that it has done so within 90 days of notice from the other (which has appointed its arbitrator) (the “Requesting Party”) requiring such appointment then the arbitrator appointed by the Requesting Party shall proceed as sole arbitrator. If each of Seller Parent and Buyer has appointed an arbitrator but the arbitrators appointed are unable to agree on a third, the third arbitrator shall be appointed by the President for the time being of the LCIA upon application by either Seller Parent or Buyer.

13.	BROKERAGE

The Purchase Price includes a 50% contribution from Buyer to the commission owed to Clarksons Platou (100% of which totals Two Million Eight Hundred and Thirty Thousand United States Dollars (US$2,830,000)); provided, however that if the Closing includes only three of the Rigs due to a Total Loss pursuant to Section 2.3(g) or because there is a Delayed Rig, the Purchase Price payable by Buyer at the Closing will be reduced by application of the Allocable Share concept in Section 2.3(b). Seller Parent shall pay all such commission to Clarksons Platou and agrees to indemnify and hold harmless Buyer for any liability to Clarksons Platou for any fees or commissions arising out of the transactions contemplated by this Agreement (in an amount up to, but not exceeding, Seller Parent’s 50% of the commission if Closing does not take place).

14.	COST OF THE TRANSACTION

Whether or not the transactions contemplated hereby shall be consummated, the Parties agree that each Party will pay the fees, expenses and disbursements of such Party and its agents, representatives, and counsel incurred in connection with the subject matter of this Agreement. Without limiting the generality of the foregoing, Buyer shall bear the costs incurred by it in carrying out any of its inspections, and for any expenses and fees arising from the registration of the Rigs under Buyer’s flag. Seller Parent shall bear the costs to de-register the Rigs under Seller Parent’s flag.

15.	NOTICES

Any notice, demand or communication required, permitted or desired to be given hereunder must be given in writing and shall be deemed effectively given upon receipt and shall be personally delivered, emailed or delivered by express international courier, addressed as follows:

Seller Parent:	Noble Finance Company
Attn: William E. Turcotte
13135 Dairy Ashford Road, Suite 800
Sugar Land, Texas, USA 77478
Email: wturcotte@noblecorp.com

With a copy to:	David Emmons
Baker Botts L.L.P.
2001 Ross Avenue, Suite 1000
Dallas, Texas, USA 75201
Email: david.emmons@bakerbotts.com

Buyer:	ADES International Holding Limited
Attn: Dr. Mohamed Farouk, Chief Operating Officer
Unit 517, Level 5, Index Tower, P.O. Box 507118
DIFC Dubai, UAE
Email: mohamed.farouk@adesgroup.com

With a copy to:	Roderick Palmer
Hill Dickinson LLP
The Broadgate Tower, 20 Primrose Street
London, England EC2A2EW
Email: roderick.palmer@hilldickinson.com

or to such other address, and to the attention of such other person or officer, as any party may designate by notice.

16.	ENTIRE AGREEMENT/AMENDMENT

This Agreement supersedes all previous agreements, and constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties respecting the subject matter of this Agreement. As between or among the Parties, no oral statements, prior correspondence (including any email correspondence), schedules, lists, brochures, drawings or written material of any kind not specifically incorporated herein shall be of any force and effect, and shall not be relied upon by the other Party. All prior representations or agreements, whether written or verbal, not expressly incorporated herein, are superseded and no changes in or additions to this Agreement may be made by any Party except in a writing signed by Buyer and Seller Parent.

17.	DAMAGES

17.1 In no event shall any Party be liable to the other Parties for, and each Party expressly waives against the other Parties, any claim for: (a) consequential, incidental, special, punitive or any other indirect loss or damages, or (b) any damages resulting from loss of use, lost profits or revenue, lost or damage to goodwill, loss of anticipated savings, loss of prospective or future sales or business whether or not such loss or damage is based on contract, indemnity, tort, strict liability or otherwise (except as provided to the contrary under Section 7.2(b)) or use in any way arising out, incident to or in connection with this Agreement, whether direct or indirect and whether or not foreseeable.

17.2 Other than in accordance with Article 8, no Party shall be entitled to rescind or terminate this Agreement in any circumstance whatsoever (whether before or after Closing). The Parties acknowledge and agree that no Party (and no Indemnified Persons of any Party) shall be entitled to any recovery of damages, including for negligent or innocent misrepresentation, tortious damages, specific performance, injunction or any other equitable relief, except for contractual damages and as specifically provided in Article 7.

17.3 The Parties acknowledge and agree that the provisions of Section 17.2 shall not limit the ability of a Party to terminate this agreement in the case of the fraud or fraudulent misrepresentation or in accordance with Article 8.

18.	GENERAL

18.1 The invalidity, illegality or unenforceability of any provision or any part of any provision of this Agreement in any jurisdiction shall not affect the continuation in force of such other part or the remainder of this Agreement in that jurisdiction or render that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

18.2 No amendment or variation to this Agreement shall be valid unless agreed in writing by each of Seller Parent and Buyer.

18.3 This Agreement may be executed in any number of counterparts by the Parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument. Any document or signature delivered by facsimile or electronic transmission (including .pdf) shall be deemed an original executed document for all purposes.

18.4 All of the terms and provisions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

18.5 This Agreement is solely for the benefit of (a) the Noble Parties (and their successors and permitted assigns), with respect to the obligations of Buyer under this Agreement; and (b) Buyer (and its successors and permitted assigns) and its Designated Affiliates, with respect to the obligations of the Noble Parties under this Agreement. Save for the Seller Indemnified Parties and Buyer Indemnified Parties, this Agreement shall not be deemed to confer upon or give to any other third Person any remedy, claim of liability or reimbursement, cause of action or other right under the Contracts (Rights of Third Parties) Act 1999. The Parties may amend, vary or terminate this Agreement in accordance with its terms in such a way as may affect any rights or benefits of any of the Seller Indemnified Parties and Buyer Indemnified Parties which are directly enforceable against the Parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such persons. Any of the Seller Indemnified Parties and Buyer Indemnified Parties entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this Agreement which is proposed by the relevant Parties and which may affect the rights or benefits of such persons.

18.6 No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Any amendment, modification, replacement, termination or cancellation of any provision of this Agreement and any waiver of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, agreed by Seller Parent shall be binding on all other Noble Parties (even if the rights and/or obligations of any other Noble Party are affected thereby). No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.7 Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

Seller Parent:

Noble Finance Company
By:	/s/ Brad A. Baldwin
Name:	Brad A. Baldwin
Title:	Director

Selling Entities:

Noble Drilling (TVL) Ltd.
By:	/s/ Brad A. Baldwin
Name:	Brad A. Baldwin
Title:	Director

Noble SA Limited
By:	/s/ Brad A. Baldwin
Name:	Brad A. Baldwin
Title:	Director

Noble Rig Holding 1 Limited
By:	/s/ Brad A. Baldwin
Name:	Brad A. Baldwin
Title:	Director

Noble Rig Holding 2 Limited
By:	/s/ Brad A. Baldwin
Name:	Brad A. Baldwin
Title:	Director

Contract Assignor:

Noble Drilling Arabia Co. Ltd.
By:	/s/ Blake Denton
Name:	Blake Denton
Title:	Authorized Signatory

[Seller’s Signature Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

Buyer:

ADES INTERNATIONAL HOLDING LIMITED

By:	/s/ Dr. Mohamed Farouk
Name:	Dr. Mohamed Farouk
Title:	CEO

[Buyer’s Signature Page]